Exhibit 99.1

RLH CORPORATION ANNOUNCES LONG TERM CONSULTING

AGREEMENT WITH KEY EXECUTIVES

Bloss and Moyle to continue service to Company through 2020

DENVER (May 22, 2018) — RLH Corporation (NYSE:RLH) today announced it has entered into consulting agreements with key executives Roger Bloss, President of Global Development, and Bernard (Bernie) Moyle, Chief Operating Officer, which will continue through 2020. Bloss and Moyle have agreed to end their employment with the Company effective May 31, 2018, and start their consulting work on June 1, 2018.

“Roger and Bernie built a distinctive and highly successful platform of brands, including the expansive Americas Best Value Inn,” said RLH Corporation President and Chief Executive Officer Greg Mount. “Since we acquired those brands from Vantage in October 2016, Roger and Bernie have worked relentlessly as part of our team to successfully integrate those brands and their more than 1,000 hotels into the RLH Corporation network. Due in large part to their efforts, RLH Corporation brands are poised for continued aggressive growth in the coming years. We are looking forward to our continued relationship with Roger and Bernie and their continued support of the company.”

In recognition of this successful brand integration, RLH Corporation has also agreed to guarantee an earn-out payment in October 2018 in the amount of $3,000,000 and 276,000 shares of RLH Corporation stock as described in the agreements documenting the 2016 acquisition.

“Bernie and I, along with the help of many key players, have reached the culmination of an acquisition that secures the long-term success of the Americas Best Value Inn brands we worked so hard to grow,” said Roger Bloss. “It is gratifying that the many hotel owners with whom we have developed relationships over the years are now in the hands of a franchisor that is a leader in the critical current technology necessary for successful brand growth. We are also excited that our next generation of leaders are thriving with new opportunities for development at RLH Corporation. We feel thoroughly validated in our decision to join the company, and we are happy to agree to step out of executive roles now to make room for further forward momentum while at the same time continuing our relationship as consultants. We look forward to working with RLH Corporation as we refocus much of our effort on the pursuit of management, development and ownership of hotel properties, which we expect to include opportunities to brand hotels with RLHC.”

“I am very thankful for the hard work Bernie and Roger have put in over the last two years,” added Mount. “I know they will continue to influence the company through their consulting roles, while having the freedom to grow their personal businesses. We look forward to the opportunity to recognize them with our franchisees at the RLH Corporation Conference – Global Brand Showcase & Expo in Las Vegas, December 10-12.”

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

O: 509-777-6417

C: 917-579-5012

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com